Exhibit 8.1

21111 Victor Street Torrance, CA 90503 Phone: (310) 318-3300 Fax: (310) 712-8383 www.SecuredTrustEscrow.com

Escrow Number: HH-2824-SR Date: October 24, 2022	Escrow Officer: Sally Rowshan Email: Sally@SecuredTrustEscrow.com (Copy to assistant: Blake@SecuredTrustEscrow.com)

ESCROW AGREEMENT

Secured Trust Escrow, Inc., a California corporation licensed by the

Department of Financial Innovation and Protection under License Number 96DBO-77505

THIS ESCROW AGREEMENT, dated as of October 31, 2022 (“Agreement”), is by and between Prime Harvest Inc., a Delaware limited liability company. (“Issuer”) and Secured Trust Escrow (“Escrow Holder”) and Dalmore Group, LLC, a New York limited liability company (“Broker”). Broker and Issuer shall herein be referred to as “Parties.”

WHEREAS, the Issuer proposes to offer for sale and sell securities to prospective investors (“Subscribers”), as disclosed in its offering materials, in a registered offering pursuant to the Securities Act of 1933, as amended, or exemption from registration (i.e. Regulation A+, D or S) (the “Offering”).

WHEREAS, Issuer has engaged Broker, a registered broker-dealer with the Securities Exchange Commission and member of the Financial Industry Regulatory Authority, to serve as the broker/dealer of record, as applicable, for the Offering.

WHEREAS Issuer and Broker desire to establish a Holding Escrow Account in which funds received from Subscribers will be held during the Offering, subject to the terms and conditions of this Agreement.

WHEREAS Secured Trust Escrow agrees to serve as Escrow Holder with respect to such Escrow Account in accordance with the terms and conditions set forth herein to be held at Banc of California, an FDIC insured bank (the “Bank”).

HOLDING ESCROW INSTRUCTIONS

1.	PARTIES TO THIS ESCROW AGREEMENT: Prime Harvest Inc., a Delaware Corporation (“Issuer”) by and through Eulenthius Alexander, its Chief Executive Officer and Dalmore Group, LLC, a New York limited liability company by and through Ethan Butler, its Chairman (“Broker”) request the services of Secured Trust Escrow to hold funds as a neutral third party pursuant to Broker-Dealer Agreement handed to it. Escrow Holder’s sole task is to safeguard money (also referred to herein as “Escrow Funds”) deposited with Escrow Holder and to disburse Escrow Funds pursuant to instructions signed by the Parties to this Holding Escrow Instructions.

2.	DEPOSITS INTO ESCROW - ESCROW FUNDS: Escrow Funds refer to all deposits made into this escrow pursuant to the Agreement. Parties anticipate monthly deposits that may vary. Escrow Funds shall be deposited by Issuer. Escrow Holder shall inform the Parties to this escrow when the deposit is made. Additional deposits may be made into this escrow account as necessary.

Issuer:	Page 1 of 7	Broker:

3.	DUTIES OF ESCROW HOLDER: Escrow Holder’s duties hereunder shall be limited to the safekeeping of Escrow Funds and documents deposited with Escrow Holder and for the disposition and/or disbursement of same in accordance with the written instructions acceptable by Escrow Holder. Additional instructions to Escrow Holder are as follows:

During the Escrow Period, the parties agree that the Escrow Account is established (a) to hold funds deposited with Issuer by Subscribers (b) neither Broker nor Issuer shall be entitled to Escrow Funds until there is a satisfactory sale to investors “in a bona fide transaction that are fully paid and cleared in accordance with the applicable regulations between Broker, Issuer, and Subscribers.

The Parties herewith confirm to Escrow Holder that it is not to be concerned with any agreements between Issuer, Broker, and Subscribers made outside of this escrow and that Escrow Holder’s sole task is to safeguard and hold funds deposited with Secured Trust Escrow by Issuer.

Issuer and Broker jointly and severally indemnify and hold Escrow Holder, its employees, officers, and successors harmless from any and all costs, damages, or liability it may incur, including out of pocket costs and legal fees to defend itself from any and all claims, including claims by Subscribers.

Issuer:	Broker:

4.	ESCROW FEES: Escrow Holder shall receive, as compensation for services a fee in the amount of $4,000 NO/100 for deposits up to $3,000,000 NO/100. Thereafter, Escrow Holder is entitled to receive an additional $1,000 NO/100 for each subsequent deposit of $1,000,000 NO/100 (for example if the total Escrow Funds is $3,500,000 NO/100, Escrow Holder shall receive an additional $1,000 NO/100 and if the deposits increase to $4,000,000 NO/100, then Escrow Holder shall receive an additional $1,000 NO/100). Escrow Holder confirms receipt of an advancement of Escrow Fees in the amount of $2,000 NO/100 paid upfront by Issuer October 27, 2022. Escrow Holder is authorized to pay itself the advancement of the Escrow Fee ($2,000 NO/100) upon the signing of these Escrow Instructions and the remaining Escrow Fee(s) can be deducted out of the initial deposit into this escrow account. This fee shall be earned when received and is not refundable in the event of cancellation of this escrow. Escrow Holder is authorized to deduct the escrow fee out of the initial deposit made into Escrow without any further instruction needed. In addition to the Escrow Fee, Escrow Holder is entitled to the following fees (if applicable): $25 for each incoming and each outgoing wire; $15 for each check request; and all out of pocket costs including recording, messenger, delivery services, and overnight fees.

5.	EXTRAORDINARY COSTS. In the event Escrow Holder is required or requested to produce, duplicate, or and/or provide testimony, take action in any court, arbitration or other proceeding, Parties must provide such additional sums as required by Escrow Holder as a condition for providing such service. Parties shall promptly reimburse Escrow Holder for all costs and expenses in connection therewith, including but not limited to, attorneys’ fees as long as such Covered Person has not acted with fraud, bad faith or willful or intentional misconduct, as determined by a final, non-appealable decision of a court of competent jurisdiction. The foregoing amounts are in addition to the Escrow Fees and Escrow Holder is authorized to disburse such amounts to itself from.

6.	DISBURSEMENT REQUESTS: Disbursements shall only be made pursuant to fully executed instructions acceptable to Escrow Holder.

Issuer:	Page 2 of 7	Broker:

(a)	Disbursement requests must be agreed to by all Parties to this Holding Escrow Instruction prior to release of Escrow Funds. If there is a dispute as to the release of the Escrow Funds, Escrow Holder will continue to safeguard the Escrow Funds until an agreement is reached by the Parties or until Court Order is received.

(b)	Prior to releasing Escrow Funds, Escrow Holder must obtain a fully executed consent usually in the form of an Authorization to Release Escrow Funds, Amendment to Escrow Instructions, and/or Instructions to Close Escrow from the Parties to this Holding Escrow Instruction

(c)	Only the Parties to this Holding Escrow Instruction can authorize the release of Escrow Funds.

(d)	Prior to the release of Escrow Funds, Escrow Holder must receive specific information such the amount of the funds to be released and detailed recipient information.

(e)	In compliance with all recommended wire safety protocols, when requesting a wire, do not email account information. Escrow Holder will NEVER provide incoming account information via the internet and/or accept account information via the internet. If the Parties to this Escrow Instruction ever receive an email that contains account information, please disregard it and immediately notify Escrow Holder.

(f)	In order to protect the Escrow Funds, Escrow Holder must obtain account information directly from the recipient and solely via secured and encrypted email. Therefore, if a request is made to release Escrow Funds to a person or entity that is not a signer on this Escrow Instruction, accurate contact information must be provided to Escrow Holder and Escrow Holder will provide separate account verification forms directly to the recipient.

(g)	All wire requests must be verbally verified directly with the recipient prior to releasing Escrow Funds.

(h)	Escrow Holder reserves the right to require notarization of disbursement information that contains account details.

7.	RELIANCE ON DISBURSEMENT INFORMATION. Parties represent and warrant to Escrow Holder that the Disbursement Information and the contact information they provide to Escrow Holder is complete, accurate in all respects, and is not subject to qualification. Escrow Holder is instructed to rely on contact information including emails and phone numbers as provided to it.

8.	INTERPRETATION OF AGREEMENTS HANDED TO ESCROW HOLDER: Parties acknowledge that Escrow Holder shall not be involved with the interpretation, drafting, or reviewing of the underlying agreement between Parties that is the subject of this escrow. Escrow Holder’s sole concern and purpose shall be to hold and safeguard Escrow Funds on behalf of Parties and to disburse based on mutual instructions.

9.	COUNTERPART: These Escrow Instructions may be executed in counterparts, each of which shall be deemed an original regardless of the date of this execution and delivery. All such counterparts, inclusive, shall constitute one and same document.

10.	VERIFICATION OF IDENTITY: Escrow Holder shall not be responsible or liable in any manner for the sufficiency or correctness as to from, manner of execution or validity of any document(s) deposited with Escrow Holder, nor as to the identity, authority or rights of any person executing the same, or for verifying signatures, or determining whether there is a false impersonation, forgery, fraud, or the scope of any agents’ authority either as to documents of record or those handled in this Escrow. If the Parties desire that Escrow Holder verify any signature(s) on instructions, check, documents or other items received by Escrow Holder, separate written Escrow Instructions must be entered into and expressly approved by Escrow Holder that specifically evidences. Escrow Holders agreement to undertake such responsibility upon the payment of an additional fee. Escrow Holder shall not be liable or responsible for any loss that may occur because of forgeries, fraud or false representations made or involving the Parties to this Escrow, any third parties, the Parties’ agent(s) or broker(s) or any other person or entity.

Issuer:	Page 3 of 7	Broker:

11.	TRUST ACCOUNT: All funds received in this escrow by Secured Trust Escrow shall be deposited in a non- interest-bearing account (the “Escrow Account”) with BANC OF CALIFORNIA, a federally insured financial institution (the “Depository). Each of the parties agrees, understands and acknowledges that the escrow trust account is non-interest bearing. Escrow Holder may receive certain direct or indirect benefits from the financial institution by reason of the deposit of such funds or the maintenance of such accounts with the financial institution, and Escrow Holder shall have no obligation to account to the depositing Party in any manner for the value of, or to pay such Party, any benefit received by Escrow as long as such Covered Person has not acted with fraud, bad faith or willful or intentional misconduct, as determined by a final, non-appealable decision of a court of competent jurisdiction.

12.	FDIC: Escrow Holder deposits funds received on behalf of the Parties in a bank that is insured by the Federal Deposit Insurance Corporation (“FDIC”). FDIC deposit insurance coverage applies to a maximum amount of $250,000 NO/100 per depositor for deposits held in the same legal ownership category at each bank. Escrow Holder doesn’t guarantee the solvency of any bank into which funds are deposited and assumes no liability for any loss to the Parties incur due to the failure, insolvency, or suspension of operations of any bank or the $250,000 NO/100 FDIC deposit insurance limit.

13.	ELECTRONIC SIGNATURE ACKNOWLEDGEMENT: Buyer and/or Seller hereby agree to allow Escrow Holder to rely on electronic signatures as if they are original signatures. Buyer and Seller further acknowledge that original signatures are required for recordings by the County Recorder. By signing below, the Parties to this agreement hereby consent to the use of electronically executed documents for the purposes of expediting this transaction and Secured Trust Escrow shall be held free and harmless from· any liability and/or removability that may arise now or in the future with regard to authenticating or verifying the actual signature of either Party to this transaction.

14.	WIRE FRAUD ADVISORY: Due to the increase of wire fraud and cyber theft, Escrow Holder does not send account information by the internet. Please be aware of the following: Our trust account is with City National Bank. We NEVER send account information by the internet. If you receive an email that contains an account number, it is not ours. Please notify our office immediately so that we may contact the proper authorities and report the incident. You must call your Escrow Officer to obtain the account number. Parties are instructed to never rely on electronic wire instructions received and to verify and confirm all bank account information, whether incoming or outgoing, with Escrow Holder.

15.	WARRANTY OF UNDERLYING LEGALITY: Parties represent and warrant to Escrow Holder that the underlying subject matter of this holding escrow is legal in all respects and complies with both State and Federal Laws. Escrow Holder shall conclusively rely on such representation from the Parties without further inquiring or requesting documentation from the Parties.

16.	REPRESENTATIONS AND WARRANTIES. The Issuer and Broker each covenant and makes the following representations and warranties to Escrow Holder:

a.	It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

b.	This Agreement and the transactions contemplated thereby have been duly approved by all necessary actions, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes a valid and binding agreement enforceable in accordance with its terms.

Issuer:	Page 4 of 7	Broker:

c.	The execution, delivery, and performance of this Agreement is in accordance with the agreements related to the Offering and will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including the agreements related to the Offering, to which it is a party or any of its property is subject.

d.	The Offering shall contain a statement that Escrow Holder has not investigated the desirability or advisability of investment in the Securities nor approved, endorsed or passed upon the merits of purchasing the Securities; and the name of Escrow Holder has not and shall not be used in any manner in connection with the Offering of the Securities other than to state that Escrow Holder has agreed to serve as Escrow Holder for the limited purposes set forth in this Agreement, which expressly includes any and all communications with the Securities and Exchange Commission.

e.	No party other than the parties hereto has, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

f.	It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its respective businesses, and it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit.

g.	The Offering complies in all material respects with the Securities Act of 1933, as amended, and all applicable laws, rules and regulations.

h.	Issuer shall make no representation or implication that the Escrow Holder has investigated the desirability or advisability of investment in the Securities or has approved, endorsed or passed upon the merits of the investment therein and that the name of the Escrow Holder has not and shall not be used in any manner in connection with the offer or sale of the Securities other than to state that the Escrow Holder has agreed to serve as Escrow Holder for the limited purposes set forth herein, which expressly includes all communications with the Securities and Exchange Commission.

All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of Escrow Funds.

17.	CORPORATE GOOD STANDING: Broker and Issuer represent and warrant to escrow holder that:

(b)	they have authority to act on behalf of the corporation

(c)	they are acting within the scope of their authority

(d)	the corporation is in good standing. Each person executing this Agreement represents and warrants that he or she has full power and authority to do so and that no other authorizations or approvals of any kind are necessary.

18.	COVENANT. Each Party agrees to cooperate with Escrow Holder including providing such documents and forms as may be reasonably requested by Escrow Holder from time to time to affect the transaction contemplated by this Agreement.

Issuer:	Page 5 of 7	Broker:

19.	LIMITATION ON LIABILITY. Under no circumstances (other than fraud, willful misconduct or gross negligence by Escrow Holder) shall Escrow Holder incur any liability in connection with this Agreement in excess of the amount of the Basic Fee set forth in this Agreement. This section is of key importance to Escrow Holder and Escrow Holder would not enter into this Agreement in the absence of this section. This section shall survive termination of this Agreement.

20.	INDEMNITY. Broker and Issuer agree to indemnify, defend and hold Escrow Holder harmless from and against all claims, actions, suits, judgments, awards, liabilities, damages, costs, expenses and attorneys’ fees (collectively, “Claims”), in connection with or allegedly in connection with this Agreement and/or the Escrow as long as such Covered Person has not acted with fraud, bad faith or willful or intentional misconduct, as determined by a final, non-appealable decision of a court of competent jurisdiction. This section shall survive any termination of this Agreement.

21.	LIMITED CAPACITY OF ESCROW HOLDER. This Agreement expressly and exclusively sets forth the duties of Escrow Holder with respect to all matters pertinent hereto, and no implied duties or obligations shall be read into this Agreement against Escrow Holder. Escrow Holder acts hereunder as an Escrow Holder only and is not associated, affiliated, or involved in the business decisions or business activities of Issuer, portal, or Subscriber. Escrow Holder is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of the subject matter of this Agreement or any part thereof, or for the form of execution thereof, or for the identity or authority of any person executing or depositing such subject matter. Escrow Holder shall be under no duty to investigate or inquire as to the validity or accuracy of any document, agreement, instruction, or request furnished to it hereunder, including, without limitation, the authority or the identity of any signer thereof, believed by it to be genuine, and Escrow Holder may rely and act upon, and shall not be liable for acting or not acting upon, any such document, agreement, instruction, or request. Escrow Holder shall in no way be responsible for notifying, nor shall it be responsible to notify, any party thereto or any other party interested in this Agreement of any payment required or maturity occurring under this Agreement or under the terms of any instrument deposited herewith. Escrow Holder ’s entire liability, and Broker and Issuer’s exclusive remedy, in any cause of action based on contract, tort, or otherwise in connection with any services furnished pursuant to this Agreement shall be limited to the total fees paid to Escrow Holder by Issuer. The Escrow Holder shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder. Escrow Holder may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any reasonable liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Issuer shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

22.	MAINTENANCE OF RECORDS. Escrow Holder shall keep accurate records as to (a) amounts deposited in the Escrow; and (b) amounts disbursed from the Escrow. As required by California law, original documents shall remain at Escrow Holder’s office and, upon reasonable notice, shall be available for inspection by either Parties.

23.	ATTORNEYS’ FEES. In any action regarding this Agreement or the Escrow, all attorneys’ fees incurred by Escrow Holder in connection with this Agreement, whether or not an action is filed, may at Escrow Holder’s choice be immediately reimbursed from the funds in Escrow as long as such Covered Person has not acted with fraud, bad faith or willful or intentional misconduct, as determined by a final, non-appealable decision of a court of competent jurisdiction.

Issuer:	Page 6 of 7	Broker:

24.	RIGHT TO INTERPLEADER: At Escrow Holder’s sole discretion, in the event of a dispute between the Parties, or as otherwise deemed necessary by the Escrow Holder, Escrow Holder has the unequivocal right to interplead the funds with the Court of appropriate jurisdiction and obtain all applicable interpleader legal fees from the funds held herewith.

25.	GOVERNING LAW. This Agreement shall be interpreted and construed in accordance with California law. Any action against Escrow Holder involving this Agreement shall be maintained in the appropriate court in Los Angeles County, California.

26.	SEVERABILITY. In the event any provision of this Agreement should be determined by a court of competent jurisdiction as unenforceable or void under applicable law, that provision shall be deleted; but the remaining provisions of this Agreement shall remain in full force and effect.

27.	EXECUTION IN COUNTERPART. This Agreement and any amendments may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute the same instruction.

28.	RELIANCE ON COPIES. Parties specifically authorizes Escrow holder to accept and rely on Copies and Electronic Signatures as originals, to open escrow and for other purposes of this Escrow.

29.	NO LEGAL ADVICE. Escrow Holder does not provide any legal or tax advice regarding this Agreement and advises Parties to consult their own legal or tax representative.

30.	DISCLOSURE OF POSSIBLE BENEFITS TO ESCROW HOLDER. As a result of Escrow Holder maintaining its general escrow accounts, special accounts and trust accounts with the depositories, Escrow Holder may receive certain financial benefits such as an array of bank services, accommodations, interest income, loans or other business transactions from the depositories (“collateral benefits”).

The undersigned Parties have read the terms and conditions of this Holding Escrow Agreement and accept them in entirety.

“Issuer”		“Broker”

Prime Harvest Inc.,		Dalmore Group, LLC,
a Delaware Corporation		a New York Limited Liability Company

By:	/s/ Eulenthius Alexander	By:	/s/ Etan Butler
	Eulenthius Alexander, CEO		Etan Butler, Chairman

Issuer:	Page 7 of 7	Broker: